Exhibit (b)(12)

DATE: 25 October 2016

ACCOUNT PLEDGE AGREEMENT

Between

Grand Chip Investment S.à r.l.

as Pledgor

and

Xin Rong Leasing Limited

as Security Agent

CONTENTS

1.	DEFINITIONS	3
2.	CONSTRUCTION	4
3.	CREATION OF PLEDGE	5
4.	PERFECTION	5
5.	OPERATION OF PLEDGED ACCOUNTS	5
6.	EFFECTIVENESS OF THE PLEDGE	5
7.	REPRESENTATIONS AND WARRANTIES	6
8.	UNDERTAKINGS	6
9.	FURTHER ASSURANCES	7
10.	ENFORCEMENT	7
11.	APPLICATION OF PROCEEDS	7
12.	RELEASE	7
13.	WAIVERS	8
14.	LIABILITY AND INDEMNITY	8
15.	COSTS AND EXPENSES	8
16.	POWER OF ATTORNEY	8
17.	AMENDMENTS	8
18.	NOTICES	8
19.	ASSIGNMENT - TRANSFER	8
20.	SEVERABILITY	9
21.	ENTIRE AGREEMENT	9
22.	CONFLICTING PROVISIONS	9
23.	GOVERNING LAW AND JURISDICTION	9
24.	JURISDICTION	9
25.	COUNTERPARTS	9
Schedule 1		11
FORM OF NOTICE OF PLEDGE		11
SCHEDULE 2		13
FORM OF ACKNOWLEDGEMENT		13

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on 25 October 2016

BETWEEN:

(1)                       Grand Chip Investment S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 14, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-206.178 and with a share capital of EUR 100,000 (the “Pledgor”);  and

(2)                       Xin Rong Leasing Limited, a company incorporated under the laws of Hong Kong, having its registered office at 2/F, Hongkong Offshore Centre, No.28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong with company number 2354531, acting in its name and for the account of the Secured Parties (the “Security Agent”);

The Pledgor and the Security Agent are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                    The Pledgor has bank accounts opened and maintained with the Bank (as defined below).

(B)                    The Pledgor has agreed to enter into this Agreement in connection with the Facility Agreement (as defined below) pursuant to which certain loan facilities have been made available to Grand Chip Investment GmbH.

IT IS AGREED as follows:

1.                            DEFINITIONS

In this Agreement, unless otherwise indicated, capitalised terms used but not defined herein shall have the same meaning as in the Facility Agreement, and:

“Acknowledgement Letter”	means the letter of acknowledgement in or substantially in the form of the letter of acknowledgement attached as Schedule 2 or otherwise in such other form agreed by the Security Agent.

“Bank”

means China Merchants Bank Co., Ltd., Luxembourg Branch, registered with the Luxembourg register of commerce and companies under number B 193833 20, and having its address at Boulevard Royal L-2449 Luxembourg.

“Enforcement Event”	means an Event of Default, which is continuing.

“Facility Agreement”

means the facility agreement dated on or about the date of this Agreement and entered into between Grand Chip Investment GmBH as borrower, the bank and financial institution named therein as original lender and the Security Agent as facility agent and security agent.

“Law”	means the Luxembourg law of 5 August 2005 on financial collateral arrangements.

“Luxembourg”	means the Grand Duchy of Luxembourg.

“Notice of Pledge”	means a notice of pledge in or substantially in the form of the notice of pledge attached as Schedule 1.

“Obligor”	has the meaning ascribed to such term in the Facility Agreement.

“Pledge”	means the first ranking pledge (gage de premier rang) granted by the Pledgor over the Pledged Assets in favour of the Security Agent in accordance with the terms of this Agreement.

“Pledged Accounts”

means all of the bank accounts opened in the name of the Pledgor with the Bank from time to time, including in particular but without being limited to, the following bank accounts numbered IBAN (Euro) : LU933910201001743501 and IBAN (USD) : LU453910201001743201 (including any sub-account, renewal, redesignation or replacement thereof).

“Pledged Assets”

means all the present and future assets standing to the credit of the Pledged Accounts as well as all rights and claims the Pledgor has or will have in relation to the Pledged Accounts, including, for the avoidance of doubt, cash and other rights and the property held therein or credited thereto.

“Rights of Recourse”

means any right, action or claim the Pledgor may have (whether by way of subrogation, indemnification or otherwise) against any other Obligor having granted security or guarantee, or being liable, for part or all of the Secured Liabilities including the Pledgor’s right of recourse against any other Obligor under article 1251 3° and article 2028 et seq. of the Luxembourg Civil Code and any other right, action, claim or defence the Pledgor may have under articles 2037 et seq. of the Luxembourg Civil Code.

“Secured Liabilities”

means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

“Winding-up”

means amalgamation, merger, consolidation or any other type of corporate reconstruction, bankruptcy (faillite) suspension of payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat preventif de la faillite), liquidation, dissolution or any similar Luxembourg or foreign proceedings affecting the rights of creditors generally.

2.                            CONSTRUCTION

2.1                     The principles of construction set out in clauses 1.2 and 1.3 of the Facility Agreement shall apply to this Agreement unless otherwise stated herein or the context requires otherwise, and any reference in this Agreement to:

(i)                           any document or agreement are references to that document or agreement as amended, supplemented, novated and/or restated from time to time;

(ii)                        a Party includes its successors, assignees, transferees or novated parties;

(iii)                     a person means any individual, firm, company, corporation, government or state, or any association, trust, partnership or other entity;

(iv)                    Clause and Schedule headings are for reference purposes only;

(v)                       a law is a reference to that law as amended or re-enacted; and

(vi)                    any reference to the Agreement is a reference to this Agreement including its recitals and schedules (if any).

2.2                     Words denoting the singular include the plural and vice versa, and words denoting either gender include the other.

3.                            CREATION OF PLEDGE

As security for the full payment and discharge of the Secured Liabilities, the Pledgor hereby grants to the Security Agent a first-ranking pledge (gage de premier rang) over the Pledged Assets, in favour of the Security Agent.

4.                            PERFECTION

4.1                     In accordance with article 5 (3) of the Law, the Pledgor shall, on the date of this Agreement, send by electronic means featuring an evidence of receipt and registered letter a duly executed Notice of Pledge to the Bank, with a copy thereof to the Security Agent.

4.2                     The Pledgor shall procure that the Bank returns on the date of this Agreement a duly executed Acknowledgement Letter and it shall promptly upon receipt of such letter duly signed by the Bank, send a copy thereof by electronic means featuring an evidence of receipt and the original by registered letter to the Security Agent.

4.3                     Without prejudice to the above provisions, if the Pledgor fails to perfect this Pledge as provided under this Clause 4, the Pledgor authorises and empowers the Security Agent (with full power of substitution) to take or cause any steps to be taken to perfect this Pledge.

5.                            OPERATION OF PLEDGED ACCOUNTS

Unless otherwise permitted under the Finance Documents, the Pledgor shall not withdraw or otherwise transfer any credit balance from the Pledged Accounts without the Security Agent’s prior written consent.

6.                            EFFECTIVENESS OF THE PLEDGE

6.1                     The Pledge shall be a continuing first ranking pledge (gage de premier rang) and shall not be considered as satisfied, discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Liabilities, but shall remain in full force and effect until it has been released in accordance with Clause 12 below.

6.2                     The Security Agent’s rights pursuant to this Agreement are cumulative, additional to and independent of any rights provided by law or by any agreement with, or any other security in favour of, the Security Agent in respect of the Secured Liabilities.

6.3                     No failure or delay by the Security Agent to exercise any of its rights or remedies under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights or remedies preclude any other or future exercise thereof.

6.4                     Neither the Pledgor’s obligations, nor the rights, powers and remedies granted to the Security Agent by any Finance Document or by any applicable law, nor the Pledge, shall be discharged, impaired or otherwise affected by:

(i)                           any amendment, novation, waiver or release (other than a release granted in accordance with Clause 12 below) of any Secured Liabilities or any Finance Document;

(ii)                        any failure to take, or to take in full, any other security contemplated by the Finance Documents or otherwise agreed to be taken in respect of the Secured Liabilities;

(iii)                     any failure to realise or to realise in full the value of any security taken in respect of the Secured Liabilities; or

(iv)                    the release (in full or in part), exchange or substitution of any other security taken in respect of the Secured Liabilities.

7.                            REPRESENTATIONS AND WARRANTIES

7.1                     The Pledgor hereby represents and warrants to the Security Agent and the Secured Parties that:

(i)                           it is a company duly incorporated and validly existing under the laws of its place of incorporation, registered office and place of central administration, as the case may be, it has full power and authority to enter into this Agreement and to perform its obligations thereunder and has duly executed this Agreement;

(ii)                        its place of central administration and, for the purpose of the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings, the centre of its main interests (centre des interests principaux) is at its registered office (siège statutaire) in Luxembourg

(iii)                     it is the sole owner of the Pledged Assets and the Pledged Assets have neither been transferred, nor assigned, pledged nor in any other way encumbered, other than pursuant to this Agreement;

(iv)                    (a) this Agreement constitutes the legal, valid, binding and enforceable obligations, and (b) upon receipt of the duly executed Form of Acknowledgement, the Pledge is duly perfected and creates a valid first ranking pledge (gage de premier rang) over the Pledged Assets in favour of the Security Agent;

(v)                       It has no bank account opened and maintained with any bank other than the Pledged Accounts;

(vi)                    the Pledged Accounts are only cash accounts;

(vii)                 the Pledge is (a) not in breach of any term or provision of its constitutional documents, (b) does not conflict with or result in a breach, violation or acceleration of, or a default under any other agreement or instrument to which it is a party and (c) does not conflict with, or result in a breach of any law or regulation, of any judgment by any court, of any decision of a government authority or any award by which it is bound;

(viii)              it has not taken any action nor have any other legal proceedings been started or threatened against it for its Winding-up.

7.2                     The representations and warranties set out in the Facility Agreement in respect of the Pledgor shall apply in relation to this Agreement as if they were set out herein.

7.3                     The representations and warranties set out in this Clause 7 are made as long as the Pledge remains in existence.

8.                            UNDERTAKINGS

The Pledgor hereby undertakes:

(i)                           not to open any bank account other than the Pledged Accounts without the Security Agent’s prior written consent unless otherwise permitted by the Finance Documents;

(ii)                        not to close the Pledged Accounts without the Security Agent’s prior written consent unless otherwise permitted by the Finance Documents;

(iii)                     not to sell, dispose of, pledge or otherwise encumber, the whole or any part of the Pledged Assets or any interest therein to anyone other than pursuant to this Agreement unless otherwise permitted by the Finance Documents;

(iv)                    not to take or permit to be taken, any action which could have a material adverse effect on the Pledge and to immediately inform the Security Agent of any event which, could have the same effect; and

(v)                       to provide the Security Agent, upon the latter’s request, with all bank account statements received from the Bank.

9.                            FURTHER ASSURANCES

The Pledgor shall immediately execute and perform whatever the Security Agent may require:

(i)                           for the perfection, protection or exercise of any right, power, authority or discretion conferred on the Security Agent under this Agreement; or

(ii)                        to facilitate the enforcement of any such rights or any part thereof.

10.                     ENFORCEMENT

10.1              Upon the occurrence of an Enforcement Event, the Security Agent shall be entitled to, without any prior notice (mise en demeure), realise the Pledged Assets in any manner provided by the Law.

in particular, the Security Agent may:

(i)       appropriate any of the Pledged Assets at the face value in respect of Pledged Assets that constitute cash;

(ii)      in respect of Pledged Assets consisting of claims for sums of money, (a) if the sum is owed by the Security Agent, to set off the amount due by the Security Agent with the amount due by the Pledgor and (b) if the sum is owed by a third party, to require that third party to make payment of the amount due by such third party directly to it, upon maturity of the third party’s debt;

(iii)      request to a Luxembourg court that title to the Pledged Assets be assigned to the Security Agent for discharge of all or part of the Security Liabilities upon independent expert’s determination; or

(iv)      realise the Pledged Assets in any other manner permitted by the Law.

10.2                       In case the Pledged Assets are denominated in a currency (the “Pledged Assets Currency”) other than the currency in which the Secured Liabilities are denominated (the “Base Currency”), the Security Agent shall be entitled to convert any enforcement proceeds into the Base Currency and such conversion shall be made at the spot rate of exchange for the purchase of the Pledged Assets Currency with the Base Currency on the London foreign exchange market as determined on the Bloomberg website at or about 11.00 am (Luxembourg time) on the Business Day immediately following the day on which the Security Agent has received the enforcement proceeds.

11.                     APPLICATION OF PROCEEDS

Any monies received by the Security Agent upon enforcement of the Pledge or pursuant to this Agreement converted, as the case may be, into the Base Currency in accordance with Clause 10 above, shall be applied against any outstanding Secured Liabilities in accordance with clause 26 (Application of Proceeds) of the Facility Agreement.

12.                     RELEASE

12.1              If the Security Agent is satisfied that all the Secured Liabilities have been irrevocably and unconditionally paid in full, the Security Agent shall release the Pledge and discharge the Pledgor from its obligations under this Agreement. The Security Agent shall inform the Bank of such release.

12.2              If after the release of the Pledge, any payment made by the Pledgor in respect of the Secured Liabilities is declared null and void, the Pledgor shall immediately grant a new pledge over the

Pledged Assets, subject to the same terms and conditions as the Pledge, until the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

13.                     WAIVERS

13.1              The Pledgor hereby expressly waives any Rights of Recourse or any other similar rights (including by way of provisional measures such as provisional attachment (saisie-conservatoire) or by way of set-off), except as permitted by the Security Agent. This Clause shall remain in full force and effect, notwithstanding any discharge or release (whether partial or in full) of the Secured Liabilities or any termination of this Agreement.

13.2              The Pledgor expressly waives any right it may have of first requiring the Security Agent to proceed against any other Obligor or enforce any guarantee or any other security taken in respect of the Secured Liabilities before enforcing this Pledge, including any rights and defences under articles 2021 et seq. of the Luxembourg Civil Code.

14.                     LIABILITY AND INDEMNITY

The Pledgor shall indemnify the Security Agent for any losses, liabilities or damages (including legal fees) suffered by the Security Agent arising under this Agreement, except insofar as they have been caused by the Security Agent’s gross negligence (faute lourde) or wilful misconduct (faute intentionnelle).

15.                     COSTS AND EXPENSES

The Pledgor shall bear all costs, fees, duties and other amounts arising under this Agreement (including legal fees and expenses) in particular expenses regarding the negotiation, preparation, execution, enforcement, preservation of any rights or release under or in connection with this Agreement.

16.                     POWER OF ATTORNEY

16.1              The Pledgor irrevocably and unconditionally, grants the Security Agent a power of attorney (with full power of substitution) to execute all documents and perform whatever actions the Security Agent may deem necessary to carry out any of the Pledgor’s obligations under this Agreement, provided that such power of attorney shall not be exercisable by the Security Agent until the occurrence of an Event of Default and a notification by the Security Agent to the Pledgor.

16.2              The Pledgor hereby agrees to ratify and confirm all actions performed and all documents executed by the Security Agent in the exercise of this power of attorney after the occurrence of an Event of Default in the exercise of this power of attorney.

17.                     AMENDMENTS

None of the terms or provisions of this Agreement may be waived, altered or amended except by an instrument in writing, duly executed by the Parties.

18.                     NOTICES

Any notices or other communications in connection with this Agreement shall be given in accordance with the relevant provisions of the Facility Agreement.

19.                     ASSIGNMENT - TRANSFER

19.1              The Pledgor may not assign any of its rights under this Agreement. The Security Agent may assign the benefit of the Pledge and, in general, all or any part of its rights and obligations under this

Agreement without affecting the Pledge. Such assignment shall be enforceable towards the Pledgor and the Bank upon notification of such assignment in accordance with article 1690 of the Luxembourg Civil Code.

19.2              This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent or the Secured Parties. In the case of an assignment, transfer or novation by the Secured Parties to one or several transferees, of all or any part of their rights or obligations under the Finance Documents, the Security Agent shall preserve all its rights under this Agreement, as expressly permitted under articles 1278 to 1281 of the Luxembourg Civil Code, so that the Pledge shall automatically, and without any formality, benefit to any such transferees.

20.                     SEVERABILITY

20.1              The illegality, invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the legality, validity or enforceability:

(i)                           in that jurisdiction, of any other provision of this Agreement, or

(ii)                        in any other jurisdiction, of that or any other provisions of this Agreement.

20.2              The illegal, invalid or unenforceable provision shall be replaced by a new provision reflecting the intention of the Parties.

21.                     ENTIRE AGREEMENT

This Agreement contains the full, final and complete understanding between the Parties relating to its subject matter, and supersedes all prior negotiations, agreements, understandings or arrangements, whether written or oral.

22.                     CONFLICTING PROVISIONS

22.1              Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail.

22.2              The provisions of this Agreement are without prejudice to the provisions of the Facility Agreement. In case of inconsistency, the provisions of the Facility Agreement shall prevail.

23.                     GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with, Luxembourg law.

24.                     JURISDICTION

Any dispute arising out of or in connection with this Agreement, including a dispute regarding its existence, validity, interpretation, performance or termination (“Dispute”), shall be subject to the exclusive jurisdiction of the District Court of the City of Luxembourg (Tribunal d’arrondissement de Luxembourg).

This Clause 24 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

25.                     COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement.

SIGNATURE PAGE

This Agreement has been executed in two originals, each Party having received its own original, on the day and year first above written.

The Pledgor
Grand Chip Investment S.à r.l.

/s/ Liu Zhendong
By: Liu Zhendong	By:
Title: Director	Title:

The Security Agent
XIN RONG LEASING LIMITED

/s/ Du Yang
By: Du Yang	By:
Title: Director	Title:

Schedule 1

FORM OF NOTICE OF PLEDGE

[ON THE LETTERHEAD OF GRAND CHIP INVESTEMENT SARL AS PLEDGOR]

By fax and registered mail

To:	China Merchants Bank Co., Ltd., Luxembourg Branch
20, Boulevard Royal L-2449 Luxembourg
Facsimile: (+352) 286 666 333
[Attention: DavidWANG@eu.cmbchina.com](1)

Copy:	Xin Rong Leasing Limited
43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127.
Fax: (86) 21- 6012 9888
Attention: Mr. JiuJu Feng

[insert date]

Pledge Notice over Bank Accounts

Dear Sirs,

We refer to the bank accounts numbered IBAN (Euro) : LU933910201001743501 and IBAN (USD) : LU453910201001743201 and all other bank accounts which will be opened in our name with your bank from time to time, including any sub-account, renewal, redesignation or replacement thereof (the “Accounts”).

We hereby notify you of a first ranking pledge (gage de premier rang) (the “Pledge”) created pursuant to an account pledge agreement dated [•] and entered into by ourselves as pledgor and Xin Rong Leasing Limited as Security Agent (the “Security Agent”) over the Pledged Assets (as defined therein) standing to the credit of the Accounts (the “Pledge Agreement”).

Capitalised terms used herein shall have the same meaning as in the Pledge Agreement. We attach a copy of the Pledge Agreement for your reference.

You are instructed to specify the Accounts in your system as being pledged in favour of the Security Agent in accordance with the Pledge Agreement.

If the Pledged Assets include fungible securities and other financial instruments, you must, immediately upon receipt of this notice, earmark those securities and other financial instruments as being pledged in favour of the Security Agent, by recording the Pledge in your books.

We are not permitted to withdraw or otherwise transfer any credit balance from the Pledged Accounts without the Security Agent’s prior written consent.

(1)  To be confirmed

Within the limits provided in the attached form of acknowledgement (the “Acknowledgement”), we hereby request you to waive any present and future security interest, pledge, lien, privilege, right of set-off, right of retention or any other similar rights, which you may have against us or the Accounts, whether arising by way of contract or by law.

You are kindly requested to return the duly executed Acknowledgement to the Security Agent, with a copy to us today.

Yours sincerely,

Grand Chip Investment S.à r.l.
By:
Title:

SCHEDULE 2

FORM OF ACKNOWLEDGMENT

[ON THE LETTERHEAD OF THE ACCOUNT BANK]

To:                                               Grand Chip Investment S.à r.l.

14, rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg

Fax: 852 2320 3408

Email: liuzd@grandchipfund.com

To the attention of the board of managers

(the “Pledgor”)

Copy to:                  Xin Rong Leasing Limited

43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127.

Fax: (86) 21- 6012 9888

Attention: Mr. JiuJu Feng

(the “Security Agent”)

Date [•]

Object: Acknowledgement of pledge

Dear Sirs,

We have received the notice of pledge dated [•] (the “Notice”) in respect of the account pledge agreement dated [•]”) (the “Account Pledge Agreement”) and entered into by the Pledgor and the Security Agent over the Pledged Assets (as defined therein) standing to the credit of the bank accounts numbered IBAN (Euro) : LU933910201001743501 and IBAN (USD) : LU453910201001743201 and all other bank accounts which will be opened in the Pledgor’s name with our bank from time to time, including any sub-account, renewal, redesignation or replacement thereof (the “Accounts”) and acknowledge and accept the existence of the Account Pledge Agreement and the Pledge (as defined in the Account Pledge Agreement) created thereunder and take notice of its terms, with the signature of this acknowledgement (the “Acknowledgement”).

Terms defined in the Account Pledge Agreement and the Notice (for definitions which do not simply refer to other agreements) shall have the same meanings when used herein. In case of discrepancies between the Account Pledge Agreement and this Acknowledgement, the latter shall prevail as far as we are concerned.

We waive, for the benefit of the Security Agent, any present and future security interest existing over the Pledged Accounts (as defined in the Account Pledge Agreement) in our favour or right of set-off or right of retention against the Pledgor (except if by the effect of the law and except that we may set off (i) all amounts due to us in respect of our customary fees and expenses for the routine maintenance and operation of the Accounts including transactions fees, and (ii) the face amount of any cheques or other items which have been credited to the Accounts but are subsequently returned unpaid because of uncollected or insufficient funds).

We have not previously received any other notice of pledge, charge, assignment or other in respect of the Pledged Accounts.

We have taken notice that the Pledgor is not permitted to withdraw or otherwise transfer any credit balance from the pledged Accounts, or close, release or settle the Accounts, without the Security Agent’s prior written consent.

The Pledgor and the Security Agent have expressly agreed and accept that we shall not assume any other obligation than those expressly provided in the Acknowledgment or in the provisions of Luxembourg law relating to pledges.

We shall have neither responsibility nor duty to check that the conditions for an Event of Default (as defined in the Account Pledge Agreement), are fulfilled in the Facility Agreement or otherwise, nor to check that the operation of the Accounts by the Pledgor is made in accordance with the provisions of the Pledge Agreement (except that the Pledgor is not permitted to withdraw or otherwise transfer any credit balance from the pledged Accounts, or close, release or settle the Accounts, without the Security Agent’s prior written consent). For the avoidance of doubt we inform you that we have no knowledge of any of the provisions contained in the Facility Agreement.

All reasonable costs and expenses (including, without limitation, legal fees) incurred by us in the lawful exercise of the powers and rights hereby conferred shall be payable by the Pledgor.

The acceptance of the terms of the Account Pledge Agreement by us does not imply any obligation for us to guarantee any commitments of the Pledgor towards the Security Agent or towards any other party to any other agreement mentioned in the Account Pledge Agreement.

We hereby expressly disclaim any warranty, guarantee, conditions, covenant and representations regarding any other agreement referred to in the Account Pledge Agreement as well as to the conformity of the provisions of the Account Pledge Agreement with Luxembourg law.

All bank statements relating to the Accounts shall be copied to the Security Agent upon first demand of the latter. In this context, the Pledgor formally authorises us to promptly provide to the Security Agent, upon the latter’s request therefore, from time to time, any information with regard to the Accounts, the Pledged Assets and the transactions effected thereon during the term of this Account Pledge Agreement. Therefore, to the extent permitted by law, the Pledgor releases us of our professional secrecy obligation for any information transmitted in accordance with the Account Pledge Agreement to the Security Agent and more generally, of any liability with regard to any damages whatsoever which we may incur owing to the transmission of such information.

The Pledgor will indemnify us and keep us indemnified against all duly documented damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against us for anything done or omitted in the exercise or purported exercise of the powers contained herein other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against us as a result of our gross negligence or wilful misconduct.

These undertakings are for our benefit only and shall not in any way affect the relation between the Pledgor and the Security Agent.

This Acknowledgement shall in no way affect the rights of the Security Agent or the obligations of the Pledgor under the Account Pledge Agreement, or the existence, perfection, continuity or enforceability of the Pledge.

This acknowledgement and acceptance thereof shall be governed by and construed in accordance with Luxembourg law.

Yours sincerely,

China Merchants Bank Co., Ltd., Luxembourg Branch
Name:
Title: